LAW OFFICES
                               STEVEN L. SISKING
                                   Suite 403
                                645 Fifth Avenue
MEMBER OF NEW YORK          New York, New York 10022         FLORIDA OFFICE:
 AND FLORIDA BARS                                         ONE FINANCIAL PLAZA
                                                                SUITE 2626
                                                        FT. LAUDERDALE, FL 33394


                                    EXHIBIT 5

                                September 7, 1999

Associated Medical Devices, Inc.
212 West Wall
Midland, TX  79701

Gentlemen:

     I have reviewed a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission, relating to 389,350 shares of common stock, $.001 par value per share (the "Shares") of Associated Medical Devices, Inc. (the "Company"), which Shares have been issued pursuant to the Company's consulting agreements and plans filed as exhibits to the Registration Statement (collectively, the "Agreement").

     I have examined the Articles of Incorporation, and the By-laws of the Company and all amendments thereto, the Registration Statement and originals, or copies, certified to my satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, documents and such other documents and instruments as in my judgment are necessary or appropriate to enable us to render the opinions expressed below.

     In examination of the foregoing documents, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance under the Agreement and the Shares, when issued against payment therefor, in accordance with the terms of the Agreement, will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Steven L. Siskind
                                                     -----------------
                                                     Steven L. Siskind

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